EXHIBIT 10.51

January 18, 2024

Via Email
Kirk Tanner

Dear Kirk:

On behalf of The Wendy’s Company (“Wendy’s, or the “Company”), I am delighted to confirm the offer of employment for the position of President and Chief Executive Officer, reporting directly to the Board of Directors (the “Board”). We look forward to you joining the team on or before February 8, 2024, as mutually agreed by you and the Company.

COMPENSATION AND BENEFITS. The following is a summary of your compensation and benefits, but it does not contain all the details. The complete understanding between the Company and you regarding your compensation and benefits is governed by the applicable plan documents and Company policies. If there is a discrepancy between the information in this letter and an applicable plan document or policy, the applicable plan document or policy will prevail. All forms of compensation and benefits referenced in this letter are subject to all applicable deductions and withholdings. Regardless of the amount withheld or reported, you are solely responsible for all taxes in respect of your compensation and benefits (including imputed compensation) except the employer’s share of employment taxes.

1.Location; Relocation Assistance. You are expected to devote your full energy to the Company on a full-time basis; provided, however, that you shall be permitted to serve on one external public board, subject to prior approval of the Chair of the Board or his designee (which will not be unreasonably withheld), and subject in all cases to such service not creating an actual or potential conflict of interest or interfering with your responsibilities or the performance of your duties to the Company. Your principal place of work will be the Company’s offices in Dublin, Ohio, subject to periodic travel for business reasons. You will be reimbursed for your reasonable relocation expenses incurred in connection with your family’s move to Ohio (consistent with the Company’s relocation policy), subject to such reasonable substantiation and documentation as may be required by the Company’s relocation policy.

2.Base Salary. Your starting base salary will be $1,000,000 per year, paid on a bi-weekly basis. Your base salary is subject to annual review by the Compensation and Human Capital Committee of the Board (the “CHC Committee”). Your base salary is intended to compensate you for all hours worked in a workweek.

3.Annual Incentive. You will be eligible to receive an annual incentive award under the terms and conditions of the incentive plan provided to senior executive officers of the Company. Your target award will be 175% of your annual base salary. Your actual award will be between 0% and 200% of target, as determined by the CHC Committee in its reasonable discretion based on its assessment of achievement of the performance measures determined by the CHC Committee in consultation with the senior leadership team.

4.Benefits. You will be eligible to participate in the Company’s retirement, fringe benefit, and welfare benefit plans on the same terms as provided to other senior executives of the Company, including plans providing prescription, dental, disability, employee life, group life, accidental death and travel accident insurance benefits, each in accordance with and subject to the terms of the applicable plan. Subject to meeting the eligibility criteria, you will be eligible to participate in medical, dental, vision and life insurance programs after 30 days of service. The Company reserves the right to amend or terminate its benefit plans and programs at any time, subject to the terms thereof.

5.Executive Physical. Wendy’s wants to ensure that its leaders are provided with comprehensive health exams to help them maintain their health and peak performance. Wendy’s currently provides all officers of the Company with the opportunity to receive an executive physical and will cover up to $3,600 for an annual executive physical exam.

6.Annual Equity Awards. Commencing in 2024, you will be eligible to receive awards under the Company’s annual long-term incentive award program, subject to approval by the Performance Compensation Subcommittee (the “Subcommittee”) and terms and conditions that are set forth in a plan document and award documents. The target value of your 2024 Long-Term Incentive award, to be granted at the Company’s regular times for making annual grants to the senior leadership team (i.e., in February or March 2024 for PSUs and in August 2024 for RSUs and stock options), will be $6,000,000. The mix of awards will be determined by the Subcommittee. With respect to your 2024 grant, 60% of such awards will be allocated to performance share units (“PSUs”), 15% of such awards will be allocated to service-vesting restricted stock units (“RSUs”) which vest ratably on each anniversary of the grant date over a three-year period, and 25% of such awards will be allocated to service-vesting stock options. Future awards will be determined in consideration of competitive market practices and individual performance and contributions, with the intent (subject to legal and other reasonable governance considerations) that the target value of your annual award will be no less than $6,000,000.

7.One-Time Equity Award. As an inducement to leave your current employment, recognizing that you will be forfeiting certain compensation from your prior employer, you will be eligible to receive a one-time equity award (the “Sign-On Equity Award”), subject to Subcommittee approval, with a grant date fair award value of $9,000,000, to be granted as soon as practicable after your start date at the Company (and no later than March 15, 2024). The Sign-On Equity Award shall consist of the following: (i) two-thirds ($6,000,000) in RSUs, which will vest in substantially equal installments on each of the first three anniversaries of the date of grant (33.3% after year one, 33.3% after year two, and 33.3% after year three), subject to your continued employment through each applicable vesting date (subject to the provisions described below in respect of termination by the Company without Cause), and (ii) one-third ($3,000,000) in PSUs that have a target value of $3,000,000, in each case subject to the plan and separate award documents. In accordance with the Company’s performance share program, the PSUs may be earned from 0% up to 200% of the target value, based on achievement of three-year relative total shareholder return targets. The final payment amount will be determined by the Subcommittee in its reasonable discretion, based on performance relative to the targets.

8.Severance. If the Company terminates your employment involuntarily without Cause, you will be eligible for severance in accordance with the Company’s Executive Severance Pay Policy in effect from at the time (the “Severance Policy”), which currently provides base salary continuation for 24 months following termination (the “Continuation Period”), a pro rata payment of your annual cash incentive for the year of your termination, pro rata vesting of your outstanding stock options (with such vested options to remain exercisable for the period set forth in the Severance Policy), pro rata vesting of your outstanding RSUs, and pro rata vesting of your PSUs subject to actual performance for the full performance period. In each case, pro-ration will be determined based on completed months from the date of grant through your date of termination. If your involuntary termination without Cause occurs within 12 months following a Change in Control of the Company, the Severance Policy also currently provides a payment equal to your annual cash incentive for the prior year and full (rather than pro rata) vesting of your outstanding options and RSUs; your PSUs would be treated as described in the applicable award agreement. All severance pay and benefits are conditioned on your timely executing, and not revoking, a separation and general release agreement in the form approved by the Company, including a general release of any and all claims concerning your employment and termination in favor of the Company (with standard carve-outs for your continued right to indemnification and your right to receive vested equity, benefits, and other compensation required by the terms of the applicable arrangements). You will not be entitled to severance in the event the Company terminates your employment for Cause or in the event you voluntarily resign or terminate your employment with the Company. More details, including applicable definitions, can be found in the Severance Policy; provided that:

a.With respect to the definition of “Cause,” (i) references to “harm” in clauses (A) and (B) shall mean “material harm” (whether financially, reputationally or otherwise) to the Company; (ii) references to the “cure period” applicable to clause (A) shall also be applicable to clause (B); (iii) any determination of whether Cause exists shall be made by the Board in its reasonable discretion; and (iv) for the avoidance of doubt, failure to achieve performance measures by you and/or the Company shall not provide a basis for determining the existence of Cause.

b.In accordance with applicable law, an act or omission taken in good faith, based on your reasonable belief that it is consistent with your responsibilities and in the best interests of the Company, will not be a ground for Cause, and any act or failure to act that is based upon express direction from the Board will be presumed to have been done (or omitted to be done) in good faith based on your reasonable belief that it is in the best interests of the Company (unless there is clear and convincing evidence to the contrary). In the event of a termination for Cause, you would be provided with a reasonable opportunity to be heard (either in person or virtually) by a quorum of the Board, with counsel present for such meeting.

c.No amendment to the Severance Policy in effect as of the start date, a copy of which has been provided to you, will reduce your benefits under the Severance Policy without your express, written consent. For the avoidance of doubt, the Severance Policy is presently not intended to cover death or disability, which are circumstances that would be addressed via the Company’s disability and life insurance benefits.

9.Retirement. Equity awards granted to you will be eligible for retirement vesting in accordance with the terms of the Company’s annual long-term incentive award program and the applicable award agreement; provided, that you shall be deemed to meet any service-based criteria required for such eligibility if you have attained at least 7 years of service with the Company.

10.Attorneys’ Fees. The Company will reimburse or pay directly your reasonable attorneys’ fees incurred in the review and finalization of the term sheet and this letter, and related issues up to an aggregate to be agreed by the Company, subject to your presenting invoices (redacted as appropriate to preserve attorney-client privilege) and such other documentation as the Company reasonably requests within 30 days after you execute this letter.

11.Indemnification. To the fullest extent provided in the Company’s organizational documents (and subject to applicable law), the Company will indemnify you for any losses or damages incurred by you as a result of all causes of action arising from your performance of duties for the benefit of the Company; provided that this indemnity will not apply to any acts (or omissions) by you of willful misconduct, gross negligence, criminal behavior, or bad faith, or any other omission contemplated by the Company’s organizational documents or required by applicable law. You will be covered under the directors’ and officers’ insurance that the Company maintains for its directors and other officers, in the same manner and on the same basis as the Company’s directors and other officers.

12.Arbitration; Waiver of Trial by Jury; Class Actions. Any dispute or controversy arising under or in connection with this letter shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in New York, NY, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect. If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules for the Resolution of Employment Disputes. Discovery shall be conducted in accordance with the New York rules of civil procedure. You agree to waive any constitutional or other right to assert claims as a plaintiff or class member in any purported class or representative proceeding, unless otherwise prohibited by law. Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this letter and you hereby consent that such restraining order or injunction may be granted without requiring the Company to post a bond. Unless we otherwise agree, only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final, and enforceable by any court of competent jurisdiction. The parties shall equally share all administrative fees, and the fees and expenses of the arbitrator; provided that the arbitrator shall have authority to award fees and costs to the prevailing party, in accordance with applicable law. If in the opinion of the arbitrator there is no prevailing party, or the arbitrator does not elect to award fees and costs to the prevailing party, then each party shall pay its own attorney’s fees and expenses. YOU ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN ADEQUATE TIME TO CONSIDER THIS AGREEMENT AND THE AAA RULES AND PROVISIONS REGARDING ARBITRATION OF CLAIMS AND HAVE HAD THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH PRIVATE LEGAL COUNSEL. THE PARTIES HERETO FURTHER WAIVE THE RIGHT TO A TRIAL BY JURY OR CLASS ACTION TO THE MAXIMUM EXTENT PERMITTED BY LAW.

13.Section 409A. This letter (and all other compensation arrangements in respect of your employment) shall be construed consistently with the intent that all compensation comply with or be exempt from the requirements to avoid tax under Section 409A of the Internal Revenue Code of 1986, as amended and applicable regulations (the “Code”). For the avoidance of doubt, nothing in this letter shall be interpreted to transfer from you to the Company or any other party any tax liability, whether under Section 409A or otherwise.

In accepting this offer, you agree to the attached Non-Compete and Confidentiality Addendum.

This offer is contingent upon your ability to provide proof of your legal right to work in the United States within 72 hours of your start date.

Further, by signing below, you represent that you: (i) are free to enter into an employment relationship with the Company and to perform the services required of you; (ii) have disclosed to the Company and made available (to the extent you are permitted to do so) copies of any agreement you may have with any third party (such as a former employer) which may limit your ability to work for the Company, or which otherwise could create a conflict of interest with the Company; and (iii) are not bound by any non-competition, non-disclosure, non-solicitation, or similar obligations that would interfere with your ability to perform your duties to the Company.

Further, you understand that you are prohibited from using or disclosing any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality and from violating any lawful agreement that you may have with any third party. By signing this letter, you agree to the Non-Compete and Confidentiality Addendum and you represent that you have and will comply with these requirements and that you are not in the possession of any confidential documents or other property of any former employer or other third party.
We look forward to you becoming a part of the Wendy’s team and are confident that you can have a long-term, positive impact on our business. Nonetheless, please understand that Wendy’s is an at-will employer. That means that either you or Wendy’s are free to end the employment relationship at any time, with or without notice or Cause. Your employment at-will status, as well as any other terms in this letter, can only be modified through a written agreement signed by you and the Company.

This offer letter, including all attachments, is governed by Ohio law, without regard to conflict of laws principles, and will be binding upon and enforceable by the Company’s successors and assigns, if applicable.

Please review the information contained in this letter. Together with the Non-Compete and Confidentiality Addendum, this letter represents the complete understanding between you and the Company concerning the subject matter of this letter and supersedes all prior and contemporaneous term sheets, offers, agreements, understandings or communications between you and the Company (oral or written). You acknowledge that in accepting this offer you have not relied on any representation which is not set forth in this letter.

Once you have had an opportunity to consider this letter, and provided you wish to accept the position on the terms outlined, please return an executed copy of this letter to me.

I’m excited about the prospect of working with you on the Wendy’s leadership team. Should you have any questions, please do not hesitate to contact me.

Yours truly,

/s/ Peter W. May
THE WENDY’S COMPANY
Peter W. May
Director

Accepted and Agreed:

/s/ Kirk Tanner
Kirk Tanner

January 18, 2024
Date

NON-COMPETE AND CONFIDENTIALITY ADDENDUM
TO OFFER LETTER OF KIRK TANNER

This Addendum is a part of the terms of your employment with Wendy’s. By accepting your offer letter, you are also accepting the terms of this Addendum.

CONFIDENTIAL INFORMATION. You agree that, except as provided for herein, you will not at any time during your employment and anytime thereafter, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than Wendy’s, its subsidiaries affiliates and their respective officers, directors and employee, any information of a confidential nature relating in any way to the business of Wendy’s or its subsidiaries or affiliates, or any of their respective franchisees, suppliers or distributors (“Confidential Information”). Notwithstanding any other provision of this Addendum to the contrary, pursuant to the Defend Trade Secrets Act of 2016, non-compliance with the disclosure provisions of this Addendum shall not subject you to criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by Wendy’s for reporting a suspected violation of law, you may disclose Wendy’s trade secrets to your attorney and use the trade secret information in the court proceeding if you (x) file any document containing the trade secret under seal; and (y) do not disclose the trade secret, except pursuant to court order.

NO CONFLICTING AGREEMENT OR OBLIGATION. You represent that your performance of all the terms of this Addendum and as an employee of Wendy’s would not breach any agreement or obligation of any kind made prior to your employment by Wendy’s, including any noncompete agreement or any agreement to keep in confidence information acquired by you in confidence or in trust. You have not entered into, and you agree you will not enter into, any agreement either written or oral in conflict herewith. You further agree that you are not subject to any agreement that would restrict you from performing services to Wendy’s and that, as of your start date, you will not be in possession of any confidential information or material that is the property of a former employer or third party, and before and after your start date, you will not disclose to Wendy’s or use on its behalf, any confidential information or material that is the property of a former employer or third party.

NONCOMPETE/NONSOLICITATION/EMPLOYEE NO-HIRE. You acknowledge that you will be involved, at the highest level, in the development, implementation, and management of Wendy’s business strategies and plans, including those which involve Wendy’s finances, marketing and other operations, and acquisitions and, as a result, you will have access to Wendy’s most valuable trade secrets and proprietary information. By virtue of your unique and sensitive position, your employment by a competitor of Wendy’s represents a material unfair competitive danger to Wendy’s and the use of your knowledge and information about Wendy’s business, strategies and plans can and would constitute a competitive advantage over Wendy’s.

You agree that during your employment with Wendy’s and for twenty-four (24) months following termination of your employment for any reason, you will not, directly or indirectly, in your individual capacity for your own benefit or as a shareholder, lender, partner, member or other principal, officer, director, employee, agent or consultant of or to any individual, corporation, partnership, limited liability company, trust, association or any other entity whatsoever:
(i) in any state or territory of the United States (including the District of Columbia) or any country where Wendy’s maintains, or at the time of your termination, plans to maintain, restaurants, engage or be engaged in any capacity, except as a passive investor owning less than a two percent (2%) interest in a publicly held company, in any business or entity that is competitive with the business of Wendy’s or its affiliates. This restriction includes any business engaged in the drive through or food service restaurant business where hamburgers, chicken sandwiches or entree salads are predominant products (i.e., constituting 15% or more, individually or in the aggregate, of food products not including beverages) and, for the avoidance of doubt, does not include the current business of PepsiCo. Notwithstanding anything to the contrary herein, this restriction shall not prohibit you from accepting employment, operating or otherwise becoming associated with a franchisee of Wendy’s, any of its affiliates or any subsidiary of the foregoing, but only in connection with activities associated with the operation of such a franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to your confidentiality obligations contained herein;

(ii) without Wendy’s prior written consent, hire or cause to be hired, solicit or encourage to cease to work with Wendy’s or any of its subsidiaries or affiliates, any person who is at the time of such activity, or who was within the six (6) month period preceding such activity, an employee of Wendy’s or any of its subsidiaries or affiliates at the level of director or any more senior level or a consultant under contract with Wendy’s or any of its subsidiaries or affiliates and whose primary client is such entity or entities; and

(iii) solicit, encourage or cause any franchisee or supplier of Wendy’s or any of its subsidiaries or affiliates to cease doing business with Wendy’s or to reduce the amount of business such franchisee or supplier does with Wendy’s or such subsidiary or affiliate.

Notwithstanding the foregoing, you may own stock in Wendy’s and may operate, directly or indirectly, Wendy’s restaurants as a franchisee without violating sections (i) or (iii).

NON-DISPARAGEMENT. You agree that during your employment with Wendy’s, and at all times thereafter, you will not defame, disparage, make negative statements about, or act in any manner that is intended to, would reasonably be expected to, or does damage the goodwill, business or personal reputations of, any of Wendy’s, its subsidiaries, affiliates or their respective officers, directors and employees. In the event your employment with Wendy’s terminates, upon your request the Board of Directors of Wendy’s and such other individuals as you reasonably request will be instructed not to defame, disparage, make negative statements about, or act in any manner that is intended to, would reasonably be expected to, or does damage to your goodwill, business or personal reputation (it being understood that a failure of any person to follow such instruction will not constitute a breach of this Addendum). These non-disparagement covenants have no temporal, geographical or territorial restriction.

RESERVATION OF RIGHTS. Nothing in this Addendum shall prohibit you from:

(a) responding truthfully and in good faith as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, in which case you shall promptly provide written notice of any such order to an authorized director of Wendy’s to the extent permitted by law;

(b) initiating communications, in good faith, directly with, responding to an inquiry from, cooperating with, or providing testimony before the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the Department of Labor, the Department of Justice, the Occupational Safety and Health Administration, any other self-regulatory organization, or any other federal, state or local agency regarding any violation of law, any of which can be made without notification Wendy’s;

(c) making truthful internal statements to Wendy’s, its subsidiaries, affiliates or their respective officers, directors and employees that you in good faith believe are necessary or appropriate to make in connection with performing your duties and obligations to Wendy’s;

(d) making truthful statements to the extent necessary to correct or refute an inaccurate public statement; or

(e) discussing or disclosing information about sexual harassment, sexual assault, or unlawful acts in the workplace (including harassment, discrimination or other conduct you have reason to believe is unlawful).

RETURN OF COMPANY PROPERTY. You agree that, at the time of termination of your employment with Wendy’s for any reason, you will deliver to Wendy’s (and will not keep in your possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed or received by you pursuant to your employment or otherwise belonging to Wendy’s (including any documents maintained on paper or in any electronic, photographic, video or other format, including through cloud computing software).

LEGAL AND EQUITABLE REMEDIES. You understand and agree that any breach by you of the provisions of this Addendum will be considered a material breach of your employment agreement with the Company (the “Employment Letter”), and that it may be impossible to assess the damages caused by such a breach. You therefore agree that any threatened or actual violation of this Addendum or any of its terms may constitute immediate and irreparable injury to Wendy’s and Wendy’s shall have the right to enforce this Addendum and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Wendy’s may have for a breach or threatened breach of this Addendum. You further agree that in the event of such a threatened or actual breach, Wendy’s will be released from any obligation to make any payments to you or on your behalf under the Employment Letter and/or, if any such payment has already been made, Wendy’s will be entitled to appropriate relief, including, without limitation, repayment by you of the gross amounts (before reduction for withholding) already paid to you under any agreement, including the Employment Letter, with Wendy’s.

MISCELLANEOUS. If any competent authority having jurisdiction over this Addendum determines that any of the provisions is unenforceable because of the duration or geographical scope of such provision, such competent authority shall have the power to reduce the duration or scope, as the case may be, of such provision and, in its reduced form, such provision shall then be enforceable and provide the maximum protection of Wendy’s business interests permitted by law. In the event of your breach of your obligations under the post-employment restrictive covenants, then the post-employment restricted period shall be tolled and extended during the length of such breach, to the extent permitted by law.

You agree that you have read this entire Addendum, reviewed with your attorney, and understand it. You agree that this Addendum does not prevent you from earning a living or pursuing your career. You agree that the restrictions contained in this Addendum are reasonable, proper, and necessitated by Wendy’s legitimate business interests.